Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AND

NON-COMPETITION AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Amendment”) is made as of September 30, 2005 by and between ADE CORPORATION (“ADE”) and BRIAN JAMES (“Employee”).

WHEREAS, ADE and the Employee are parties to a certain Employment and Non-Competition Agreement dated as of May 1, 2002 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement to provide for the acceleration of stock options under certain circumstances.

Accordingly, ADE and the Employee hereby agree that the Agreement shall be amended by adding the following new Paragraphs 23 and 24 at the end thereof:

“23. DISABILITY.

ADE may terminate the Employee’s employment with ADE if the Employee becomes Disabled, such termination to be effective 30 days after notice from ADE to the Employee, unless such Disability shall have ceased and the Employee shall have returned to full-time performance of his duties within such 30 day period. Termination of the Employee’s employment by ADE pursuant to this Paragraph 23 shall not constitute involuntary termination under Paragraph 20 or constructive termination under Paragraph 21 of this Agreement. As used in this Agreement, “Disabled” and “Disability” with respect to the Employee shall mean that as a result of the Employee’s incapacity due to physical or mental illness or physical injury (excluding illness or injury which was caused by substance abuse by the Employee), the Employee shall have failed substantially to perform his duties and responsibilities hereunder (i) for a period of 120 consecutive days or (ii) for an aggregate of 120 days during any period of twelve (12) consecutive months. If ADE terminates the Employee’s employment on account of his Disability, all of the Employee’s compensation and benefits shall terminate on the date of termination of his employment, except for (i) benefits to which he may continue to be entitled under ADE’s benefit plans and (ii) as provided in Paragraph 24 below.

“24. ACCELERATION OF OPTIONS.

In the event that a Change of Control Transaction (defined below) occurs or is pending or if the Employee’s employment with ADE terminates on account of his death or if ADE terminates the Employee’s employment on account of his Disability (as provided in Paragraph 23), all unvested options to acquire ADE’s capital stock which the Employee holds shall, on the date of and immediately prior to the consummation of such Change of Control Transaction or termination of the Employee’s employment on account of his death or Disability, as the case may be, accelerate and become immediately exercisable in full, notwithstanding any stock option plan of ADE or any stock option agreement between ADE and the Executive. ADE undertakes to amend all stock option agreements between the Employee and ADE to conform to the provisions of this Paragraph 24. For purposes of this Agreement, "Change in Control Transaction" means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a)          any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of ADE representing more than fifty percent (50%) of the combined voting power of ADE's then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b)          there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) ADE and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of ADE immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(c)          there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of ADE and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of ADE and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of ADE in substantially the same proportions as their ownership of ADE immediately prior to such sale, lease, license or other disposition.”

The Agreement as modified by this Amendment is hereby ratified and confirmed and shall continue in full force and effect.

WITNESS, the execution of this Amendment as of the date first above written.

ADE CORPORATION

By: /s/ Chris L. Koliopoulos Chris L. Koliopoulos, President

/s/ Brian James Brian James

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